Exhibit 1

SESSA CAPITAL FILES DEFINITIVE PROXY MATERIALS RELATED

TO ASHFORD PRIME

Highlights Ashford Prime’s Corporate Governance Deficiencies, Track Record of Poor Financial

Performance, and Need for a Reconstituted Board

Urges Shareholders to Support Sessa’s Five Highly-Qualified Director Nominees at 2016 Annual Meeting

New York – February 26, 2016 – Sessa Capital (Master), L.P. (“Sessa”), the third largest shareholder of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”), today announced that it filed definitive proxy materials with the Securities and Exchange Commission in connection with Sessa’s five nominees for election to Ashford Prime’s seven member Board of Directors at the Company’s upcoming 2016 Annual Meeting of Stockholders.

Sessa believes change is needed at the Company’s Board of Directors given the poor performance of Ashford Prime’s stock and the Company’s pattern of conflict-of-interest transactions. In the filing, Sessa highlights the following:

•	The serious conflicts of interest between Ashford Prime and Ashford Inc., its external manager, whose compensation is driven by asset growth and whose interests may not be aligned with Ashford Prime’s;

•	Ashford Prime’s attempt to place disproportionate control of the Company in the hands of its Chairman and CEO, Monty Bennett;

•	The Company’s potential payment of a large fee if directors not approved by the incumbent board are elected;

•	The potential grant to Chairman Bennett and other insiders of more voting power in the upcoming director election;

•	The Company’s seemingly stalled strategic review process, which Sessa believes has been impaired by the conflicts of interest;

•	The need for change at the board level and increased management oversight; and

•	The strength of Sessa’s proposed slate of nominees, which possesses the significant expertise, capital markets experience and operating acumen necessary to complete the strategic review and/or manage the Company’s operations.

John Petry, Founder and Managing Partner of Sessa Capital stated, “As one of the largest shareholders in Ashford Prime, we are aligned with other shareholders and feel a duty to advocate for change at the Company. The market has judged Ashford Prime’s actions, under the control of Chairman & CEO Monty Bennett, as value destroying by punishing its stock price with a nearly 50% decline since the Company’s stock began trading just over two years ago. Among these actions were a number of conflict-of-interest transactions that we believe reflect poor corporate governance. Additionally, since the August 28, 2015 announcement of the strategic review process, the Company has demonstrated no meaningful progress.”

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Petry added: “In our view, reconstituting Ashford Prime’s Board with highly-qualified directors independent of Chairman Bennett is the only way for shareholders to protect the value of their investment and the only chance for a successful, fair and transparent strategic alternatives process. If elected, our slate would immediately pursue all options for renegotiating the Company’s onerous termination fee with its external advisor, addressing the potential conflicts of interest, pursuing the strategic review process and seeking to realize full value for Ashford Prime common shareholders.”

Sessa urges shareholders to vote the WHITE proxy card for its five board nominees, who are not beholden to Chairman Bennett and will represent the interests of all Ashford Prime shareholders.

Sessa’s nominees include:

•	Lawrence A. Cunningham, Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C.;

•	Philip B. Livingston, who has extensive experience as a director, chief executive officer and chief financial officer of public companies;

•	John E. Petry, Founder and Managing Partner of Sessa Capital;

•	Daniel B. Silvers, Founder and Managing Member of Matthews Lane Capital Partners LLC, director of Forestar Group Inc. and India Hospitality Corp. and former senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc.; and

•	Chris D. Wheeler, partner at Triton Atlantic Partners, LLC, a real estate development and management company specializing in acquiring, developing and managing residential, resort, multi-family and commercial projects, and former chairman and chief executive officer of Gables Residential Trust.

For additional details and materials, please visit FixAshfordPrime.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 Annual Meeting of Stockholders of Ashford Hospitality Prime, Inc. (“AHP”). The participants in the proxy solicitation include Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

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Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

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